EXHIBIT 99.1
     TIMCO Aviation Services, Inc.

NEWS

Release:	August 1, 2006

Contact:	John R. Cawthron, Chairman and Chief Executive Officer James H. Tate, Executive Vice President, Chief Administrative Officer and Chief Financial Officer (336) 668-4410
TIMCO AVIATION SERVICES, INC. ANNOUNCES THAT IT HAS ENTERED INTO AGREEMENT AND PLAN OF MERGER WITH TAS HOLDING, INC.
(Public stockholders to be paid $4.00 per share in cash)
Greensboro, North Carolina, August 1, 2006 — TIMCO Aviation Services, Inc. (OTCBB:TMAV), today announced that the Company has entered into an Agreement and Plan of Merger (“Merger Agreement”) with TAS Holding, Inc. (“TAS”). LJH, Ltd. (“LJH”), which owns approximately 71% of the Company’s outstanding common stock, and affiliates of Owl Creek Asset Management, LP (“Owl Creek”), which own approximately 18% of the Company’s outstanding common stock, are the stockholders of TAS and John Cawthron, the Company’s Chairman and Chief Executive Officer, is the President of TAS.
Consummation of the merger (the “Merger”) is subject to various closing conditions, including the receipt of required regulatory approvals. If the Merger is consummated, the holders of the Company’s outstanding common stock (other than LJH and Owl Creek) will receive cash consideration of $4.00 per share. The Merger was approved by the Company’s Board of Directors based upon the recommendation of a Special Committee of independent directors that negotiated the terms of the Merger with TAS on the Company’s behalf. The Special Committee was advised by the investment banking firm of Houlihan Lokey Howard & Zukin, which provided an opinion to the Special Committee with respect to the fairness (from a financial point of view) of the proposed $4.00 per share cash Merger consideration to the public holders of the Company’s common stock.
If the Merger is consummated, TAS will be merged with and into the Company and LJH and Owl Creek will own 100% of the Company’s outstanding common stock. Furthermore, the Company will become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, the composition of the Company’s board of directors may be changed to include individuals designated by LJH and Owl Creek and the Company’s common stock will no longer be traded or quoted. The Company expects

TIMCO AVIATION SERVICES, INC. ANNOUNCES THAT IT HAS ENTERED INTO AGREEMENT AND PLAN OF MERGER WITH TAS HOLDING, INC.
to complete the Merger by the end of the 2006 fiscal year, although there can be no assurance that the Merger will be consummated.
Simultaneous with entering into the Merger Agreement, the Company entered into two additional agreements with respect to the Merger:
•	A Conversion, Support and Release Agreement in which, among other matters: (i) the Company has agreed (under certain conditions) to sell to LJH and Owl Creek an additional 2.4 million shares of its authorized but unissued common stock at an exercise price of $2.50 per share through the conversion of debt owed by the Company to LJH (the “Option”), and (ii) TAS’s stockholders have agreed to support the Merger at any meeting of the Company’s stockholders called to consider and vote upon the Merger; and

•	An Escrow Agreement between the Company, TAS and American Bank of Texas, under which TAS has deposited all of the funds required to pay Company stockholders the $4.00 per share cash Merger consideration. American Bank of Texas is wholly-owned by Lacy Harber, the principal stockholder of LJH.
LJH and Owl Creek will have the right under the Merger Agreement to exercise the Option and consummate the Merger as a “short-form” merger under Delaware law, subject to compliance with applicable regulatory requirements. In that regard, the Company, TAS, LJH and Owl Creek, intend to file in the near future a Schedule 13E-3 with the United States Securities and Exchange Commission (SEC). Such schedule will include an information statement containing important information about the Merger and the Company. TAS has the right, or the Company has the right if TAS has not exercised the Option and completed the Merger by the end of October 2006, to call for a stockholders meeting to consider the Merger. If it is determined that a meeting of the stockholders is required with respect to the Merger, the Company will file an information or proxy statement with respect to that meeting. While it is not currently expected that the Company’s public stockholders will be asked to vote on the Merger, if the parties elect to call a stockholders meeting to vote on the Merger, the Company, TAS, LJH, Owl Creek, John Cawthron, and the Company’s other officers and directors, may be deemed to be participants in the solicitation of the Company’s stockholders to vote in favor of the Merger. Information concerning the direct or indirect interests, by security holdings or otherwise, of these persons is contained in the Company’s previous filings with the SEC.
Stockholders are urged to read the information contained in the SEC filings by the Company, TAS, LJH, and Owl Creek, which will contain important information with respect to the Merger. Stockholders will be able to obtain copies of these filings when they become available, along with other documents filed with the SEC, free of charge, through the web site maintained by the SEC at http://www.sec.gov. Stockholders can also obtain, free of charge, copies of such documents when they become available, along with any documents the Company has filed with the SEC, by contacting the Company at (336) 668-4410.

TIMCO AVIATION SERVICES, INC. ANNOUNCES THAT IT HAS ENTERED INTO AGREEMENT AND PLAN OF MERGER WITH TAS HOLDING, INC.
TIMCO Aviation Services, Inc. is among the world’s largest independent providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including the risk that the Merger will not close and other risk factors identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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